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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION

                                (RULE 14A-101)

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

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                                 AMTRAN, INC.
               (Name of Registrant as Specified in Its Charter)

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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
     The following articles appeared in the May/June 2001 issue of "ATA Destinations", a publication for the employees of ATA.

                                     * * *

CEO JOHN TAGUE DISCUSSES "GOING PRIVATE"

On May 16, ATA employees learned that Amtran founder and chairman, George Mikelsons, has proposed a plan to take the company private. In his letter to employees, George explained that taking the company private would allow management to focus on long-term strategic goals without worrying about the short-term expectations of the public equity markets. In this Q&A, CEO John Tague provides more details about the proposed transaction and answers some of the questions employees are asking.

BASICALLY, WHAT IS THE CRUX OF THE PROPOSAL?
JOHN: In a nutshell, George has offered to pay $21 a share to buy the 3.1 million shares of stock owned by other Amtran common shareholders. International Lease Finance Corp. would retain most of its $30 million investment in Amtran convertible preferred stock, and Boeing Capital Corp. would continue to hold $50 million in Amtran preferred stock. Salomon Smith Barney Inc., Citicorp USA and Bank One have committed to providing the company with a $175 million secured revolving credit facility. This credit facility is expected to provide financing for both the transaction and for working capital and capital expenditures after the transaction closes.
     We are very pleased to have companies like Citibank, Boeing, ILFC and GE as our financial partners. There are none better in the airline industry.

WHY ARE WE CONSIDERING GOING PRIVATE OF THIS TIME?
JOHN: First, the fundamental capital structure of our business right now is not working in optimal fashion to deliver shareholder value, and we are not receiving many of the benefits associated with being public. We do not have the need to raise new equity in the business right now. In addition, the market has for a long time substantially undervalued us. Regardless of our success and earnings, our stock has tended to trade at a discount relative to our industry peers. George believes the going-private proposal is a way to deliver substantial value to our public shareholders today.
     Secondly, this company has been managed for the long term, and that can conflict with Wall Street's short-term expectations. Doing the right thing for this company involves major changes and restructuring at this point in time. We are going to acquire a new fleet during the next four years, expand scheduled service, build out our Midway hub, and simplify the business as much as possible. These are substantial changes. They involve risk and the payoff, if it comes, won't be immediate. George believes that going private will allow us to manage the business with the long-term interests of our customers and employees in mind, without the added stress of trying to meet Wall Street's quarterly expectations. The goal is to build our long-term franchise. We want to be sure we are making the right long-term decision to build the business, and going private would give us the ability to manage the business in that way.

WHAT HAPPENS NOW, AND HOW LONG WILL IT BE BEFORE WE KNOW IF THE TRANSACTION WILL TAKE PLACE?
JOHN: The proposal has been referred to a special independent director committee, which will consider it and make a recommendation to the entire board. The committee has hired top firms as its advisers - the investment banking firm, Dresdner Kleinwort Wasserstein, and the New York law firm, Sullivan & Cromwell. With the help of these advisers, the committee will evaluate the fairness of the proposal and negotiate its terms on behalf of the minority shareholders. As part of this process, they will review the company's business plans and forecast, and go through evaluation processes that compare ATA to other companies in the industry. It will take them several weeks to decide whether they will recommend the proposal as is or negotiate changes before they are prepared to recommend it.
     If the proposal is deemed fair, the committee will recommend shareholder approval. That will involve a substantial amount of disclosure to shareholders to help them make informed decisions. A majority of the minority shareholders voting at the meeting must vote to approve the transaction. Approximately 3.1 million shares are publicly held. We estimate that the entire process, if approved, will take between three and five months.

DOES GOING PRIVATE MEAN WE WON'T HAVE TO ANSWER TO ANYONE BUT OURSELVES?
JOHN: Definitely not. We have many constituents to answer to. No matter how we structure the capital side of the business, there is someone who expects a financial return and expects us to perform. International Lease Finance Corp. and Boeing Capital Corp. have substantial preferred stock investments in ATA, and we are answerable to them as well as to the banks that have provided the $175 million in secured revolving credit. Furthermore, we have significant publicly held debt.

WHAT WILL HAPPEN TO EMPLOYEES' SHARES OF STOCK?
JOHN: Those will be treated the same as any other shareholder's stock. The shares would be multiplied by the transaction price and employees would receive that amount. The proceeds of any shares purchased through the 401(k) must remain in your 401(k) account to avoid having a tax event. Additionally, we would accelerate the vesting of stock options for managers below the officer level, and those would be cashed out at the difference between the transaction price and their exercise prices. The senior officers have been requested to roll their stock options forward following the transaction.

IS THIS TRANSACTION THE FIRST STEP IN SELLING THE COMPANY?
JOHN: As George stated in his proposal, "I wish to make clear that I do not expect to sell any of my shares of common stock in connection with the proposed transaction. Moreover, I do not presently have an interest in selling any of my shares of common stock to a third party."

WHEN WILL YOU HAVE MORE INFORMATION TO SHARE?
JOHN: As George mentioned in his letter to employees, we have entered a "quiet period." We will be able to make public announcements at certain points in the process, but please be aware that Securities and Exchange Commission regulations limit what we can say. Meanwhile, we are going to put this transaction off in a corner and go back to running our business. It is important that the proposal doesn't become the focal point of what everyone is talking, worrying and thinking about. We need to focus on running the business.

Important Legal Information

If a merger agreement is entered into with respect to the proposed transaction, a proxy statement will be filed with the SEC by Amtran, Inc. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION IF AND WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement if and when it becomes available and other documents filed with, or furnished to the SEC by Amtran at the SEC's web site at http://www.sec.gov/. If and when it becomes available, the proxy statement and other documents filed with, or furnished to, the SEC by Amtran may also be obtained for free by directing a request to Mr. Kenneth K. Wolff at (317) 247-4000.

In connection with any such proxy statement, Amtran and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of Amtran in favor of the proposed transaction. Information concerning such participants in the solicitation of proxies by Amtran from shareholders in connection with the merger is contained in the press release filed with the SEC under cover of Schedule 14A by Amtran on May 17, 2001. Security holders of Amtran may obtain additional information regarding the interests of such participants by reading the proxy statement, if and when it becomes available.

HOW 2001 IS SHAPING UP
The U.S. airline industry will see only marginal growth this year and will come out with fewer profits than 2000 because of a weak economy coupled with fuel and labor costs, according to Air Transport Association Chief Economist David Swierenga. He believes the industry's collective net profits will drop from $2.63 billion last year to about $1.5 billion or $2 billion this year.
     John Tague, ATA's president and CEO, isn't so optimistic. "I think it will be worse than that, and I expect a number of major carriers to be reporting significant whole-year losses," he says.
     According to John, "The good news for ATA will come as we replace virtually our entire 20-year-old 727-200 fleet with a much more efficient fleet of brand new 737-800s. We will make a dramatic step in the next 24 months - from having one of the oldest and least fuel-efficient fleets in the nation to one of the most modern and most fuel efficient." As John describes it, "This change will allow us to expand scheduled service on a basis that, we hope, will allow us to remain cost-efficient. We also hope the combination of our new planes (all with that nice "new-plane smell") and the completion of the new terminal at Midway will solidify our position there and allow us to achieve meaningful growth." John cautions, however, that "a lot will depend on factors that we cannot control, such as the economy, fuel costs and the actions of our main competitors. But I am optimistic that we can achieve our goals.
     "While I do not expect the economy to rebound soon, there are things we can and are doing to continue to improve our results" he says. "The corporate market is more receptive to value-priced carriers now. With our new aircraft and the completion of Midway, we will have an unprecedented opportunity to introduce ATA to more business travelers. These changes will allow us to reposition and dramatically improve our product. We have already significantly increased the number of business travelers we carry, and we expect that segment of our operations to continue to grow. We want the business travel market to be a key component of the company's future, and we will continue to support that segment with all the resources we can put behind it."